Exhibit 99.1

FIVE POINT RETAINS PROMINENT SAN FRANCISCO ADVISORY GROUP AND TRANSITIONS SAN FRANCISCO OPERATIONS

February 20, 2020

IRVINE, Calif.—(BUSINESS WIRE)— Five Point Holdings, LLC (“Five Point” or the “Company”) (NYSE:FPH), an owner and developer of large mixed-use, master-planned communities in California, today announced it has transitioned the operations for its Candlestick® and The San Francisco Shipyard® communities in the City of San Francisco.

As part of the transition, the Company entered into a consulting arrangement with a newly-formed entity, Shipyard Advisors, LLC, whose three principals are: Willie Brown, former Mayor of San Francisco and Speaker of the California State Assembly; Steven Kay, prominent attorney and businessman in San Francisco; and Kofi Bonner, former Co-Chief Operating Officer of Five Point. In connection with the new consulting arrangement, Mr. Bonner will resign from his Co-COO position at Five Point to join Shipyard Advisors.

Shipyard Advisors will work closely with the Company on a number of initiatives. The primary initiative will be facilitating communications between the various federal, state and local agencies to accelerate the completion of the government’s re-assessment and, if necessary, remediation of environmental conditions at the Hunters Point Naval Shipyard and the subsequent conveyance of land for redevelopment of this vital area of San Francisco.

Emile Haddad, Chairman and CEO, said “More than 20 years ago, the City of San Francisco committed to redevelop the Hunters Point Naval Shipyard into a vibrant new mixed-use development benefiting the neighboring Bayview community and the city at large. One of those commitments is the delivery of new affordable homes, which are needed more today than ever. I believe this new arrangement will bring a focused effort by everyone to allow this project to move forward and deliver the housing and benefits long-since anticipated for this community.”

Mayor Brown added, “Working alongside Emile and the Five Point team, Shipyard Advisors will join forces with the City and the federal and state agencies to give the community the economic opportunities they deserve and need, as well as to connect the Candlestick and Shipyard communities to the downtown.”

In connection with the resignation of Mr. Bonner, Lynn Jochim will be the sole Chief Operating Officer for the Company. Ms. Jochim is currently serving as the Co-Chief Operating Officer whose primary duties entail the day to day operations of the Company’s two communities in Southern California, the Great Park

Neighborhoods® in Irvine and Valencia® (formerly known as Newhall Ranch®) in Los Angeles County. Her duties now will also include overseeing the day to day operations of the Company’s communities in San Francisco, where she will be focusing her efforts on operations at Candlestick. The Company recently received regulatory approvals for its first phase of Candlestick, which previously was planned for a retail fashion outlet mall and is now planned to include 750,000 square feet of office space, approximately 1,600 homes and 300,000 square feet of lifestyle retail-entertainment and amenity space. As currently planned, Candlestick ultimately will include approximately 7,000 homes.

With the transition of operations from Mr. Bonner to Ms. Jochim, Mr. Haddad commented, “Kofi has successfully led the entitlement and operational efforts for our Company in San Francisco, including the recent approvals for our first phase at Candlestick, and we look forward to continuing our working relationship with Kofi and Shipyard Advisors. As we turn our focus to Candlestick’s first phase, I am confident that it will be in good hands under Lynn’s operational leadership. She has executed exceptionally well over many years at our Southern California communities, including recently completing our first land sales at our Valencia community in Los Angeles.”

About Five Point

Five Point, headquartered in Irvine, California, designs and develops large mixed-use, master-planned communities in Orange County, Los Angeles County, and San Francisco County that combine residential, commercial, retail, educational, and recreational elements with public amenities, including civic areas for parks and open space. Five Point’s communities include the Great Park Neighborhoods® in Irvine, Valencia® (formerly known as Newhall Ranch®) in Los Angeles County, and Candlestick® and The San Francisco Shipyard® in the City of San Francisco. These communities are designed to include approximately 40,000 residential homes and approximately 23 million square feet of commercial space.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “would,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. This press release may contain forward-looking statements regarding: our expectations of our future revenues, costs and financial performance; future demographics and market conditions in the areas where our communities are located; the outcome of pending litigation and its effect on our operations; the timing of our development activities; and the timing of future real estate purchases or sales, including anticipated deliveries of homesites and anticipated amenities in our communities. We caution you that any forward-looking statements included in this press release are based on our current views and information currently available to us. Forward-looking statements are subject to risks, trends, uncertainties and factors that are beyond our control. Some of these risks and uncertainties are described in more detail in our filings with the SEC, including our Annual Report on

Form 10-K, under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. They are based on estimates and assumptions only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law.

Investor Relations:

Bob Wetenhall, 949-349-1087

bob.wetenhall@fivepoint.com

or

Media:

Steve Churm, 949-349-1034

steve.churm@fivepoint.com